Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 11, 2018 with respect to the balance sheets of Quantum Energy, Inc. as of February 28, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, which report is included in the Registration Statement on Form S-1A (No. 333-225892) under the Securities Act of 1933 dated on or about November 8, 2018. We also consent to our firm referred to as ‘experts’ within the registration statement.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
November 8, 2018